EXHIBIT 99.1

Wireless Ronin Announces $1.8 Million Registered Direct Offering

MINNEAPOLIS – November 16,  2010 - Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced that it has entered into agreements to sell approximately $1.8 million of units in a registered direct offering.  Pursuant to these agreements, the company will sell 1,425,000 units at a price of $1.25 per unit, each consisting of one share of common stock and one three-year warrant to purchase 0.20 shares of common stock at an exercise price of $1.4375 per share.  Wireless Ronin expects net proceeds of $1,570,000, which it plans to use primarily for general corporate purposes, including working capital.  The closing of the offering is expected to take place on or about November 19, 2010, subject to customary closing conditions.

Northland Capital Markets acted as the exclusive placement agent for the transaction.

The shares and warrants are being offered by the Company pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2009. A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying base prospectus may be obtained from the SEC’s website at http://www.sec.gov or from Wireless Ronin Technologies, Inc., located at Baker Technology Plaza North, 5929 Baker Road, Suite 475, Minneapolis, MN 55345 (telephone number: (952) 564-3500), Attn: Chief Financial Officer.  This press release is neither an offer to sell nor a solicitation of an offer to buy any securities.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.  The securities may only be offered by means of a prospectus.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® software as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from a central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite allows facilities customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, training, and support and hosting through our Network Operations Center (NOC).  The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN”.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

Contact: Darin P. McAreavey, Vice President and CFO Wireless Ronin Technologies, Inc. (952) 564 - 3500